Pricing Supplement No. 8 dated June 11, 1998                     Rule 424(b)(3)
(To Prospectus dated April 1, 1996                            File No. 33-58887
and Prospectus Supplement dated April 1, 1996)

                           Colgate-Palmolive Company

                        Medium-Term Notes - Fixed Rate

                                   Series C

Principal Amount: $17,000,000         Trade Date:   June 11, 1998
Issue Price:      98.906%             Original Issue Date:   June 16, 1998
Interest Rate:    6.45% per annum     Net Proceeds to Issuer:  $16,686,520
                                      Agent's Discount or Commission:  $127,500

Stated Maturity Date:   June 16, 2028

Interest Payment Dates: Semi-Annually (See "Other Provisions - Interest" below).

Day Count Convention:

         [ X ]    30/360 for the period from June 16, 1998 to June 16, 2028
         [   ]    Actual/360 for the period from          to
                                                  --------    ---------
         [   ]    Actual/Actual for the period from         to
                                                  --------    ---------
Redemption:

         [ X ]    The Notes cannot be redeemed by the Company prior to the
                    Stated Maturity Date.

         [   ]    The Notes may be redeemed by the Company prior to the Stated
                    Maturity Date.

                  Initial Redemption Date:

                  Initial Redemption Percentage:       %
                                                   ----
                  Annual Redemption Percentage Reduction: ____% until
                    Redemption Percentage is 100% of the Principal amount.

Optional Repayment:

         [ X ]    The Notes cannot be repaid at the option of the holder
                    thereof prior to the Stated Maturity Date.
         [   ]    The Notes can be repaid at the option of the holder thereof prior to the Stated Maturity Date at Optional
                    Repayment Date(s):

                    Repayment Price:        %
                                    --------
Currency:

         Specified Currency:        US Dollars
                  (If other than US Dollars, see attached.)

         Minimum Denomination: $
                                -----------
       (Applicable only if Specified Currency is other than US Dollars.)

Original Issue Discount: [   ]      Yes     [ X ]    No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [ X ]    Book-entry      [   ]   Certificated

Agent action in the capacity indicated below:
             [ X ]    Agent            Principal  [   ]

If as Principal:  N/A
             [   ]    The Notes are being offered at varying
                         prices related to prevailing market prices at the time of resale.

             [   ]    The Notes are being offered at a fixed
                         initial public offering price of 100% of principal amount.

If as Agent:

    The Notes are being offered at a fixed initial public offering price of 98.906% of principal amount.

[ X ]         Other provisions:  see attached





                                 --------------------------



                                     Citicorp Securities, Inc.

Other Provisions:
----------------

Interest:

         Interest on the Notes will accrue from June 16, 1998 and will be payable in U.S. dollars on the first day of June and December of each year, commencing December 1, 1998 up to and including the Stated Maturity Date (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date (or from June 16, 1998, if no interest has been paid or duly provided for) to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

Use of Proceeds:
---------------

         The net proceeds from the sale of the Notes will be used by the Company to retire commercial paper which was issued by the Company for general corporate purposes and working capital. As of June 12, 1998, the Company's outstanding commercial paper had a weighted average interest rate of 5.5% with maturities ranging from 1 to 155 days.